Exhibit 99.3
DENBURY COMMENCES CHANGE OF CONTROL OFFERS FOR ENCORE SENIOR
SUBORDINATED NOTES
PLANO, Texas — March 12, 2010 — Denbury Resources Inc. (NYSE: DNR) (the “Company”) today announced that it has commenced change of control offers to purchase any and all of the remaining outstanding senior subordinated notes of Encore Acquisition Company (“Encore”):
•	Encore’s 6.25% Senior Subordinated Notes due 2014,

•	Encore’s 6.0% Senior Subordinated Notes due 2015,

•	Encore’s 9.5% Senior Subordinated Notes due 2016, and

•	Encore’s 7.25% Senior Subordinated Notes due 2017,
under and subject to the conditions set forth in the Notice of Change of Control and Offer to Purchase Statement dated March 12, 2010 and in a related Letter of Transmittal.
The offers will expire at 11:59 p.m., New York City time, on April 8, 2010, unless extended by the Company (the “Expiration Date”). The Company reserves the right to terminate, withdraw, or amend the offers at any time subject to applicable law.
The offers are being made as a result of the change of control of Encore via the merger of Encore with and into the Company. In satisfaction of this obligation, the Company is offering to purchase each holder’s notes at a purchase price in cash equal to 101% of the principal amount of notes tendered by the holder, plus accrued and unpaid interest, if any, to the purchase date, which will be three business days after the Expiration Date (the “Purchase Date”). The Purchase Date is currently expected to be April 13, 2010.
The Company expects to pay the consideration from a portion of the proceeds from the issuance by the Company on February 10, 2010 of $1.0 billion of new 8 1/4% senior subordinated notes due 2020.
Notes validly tendered pursuant to the offers may be validly withdrawn in writing prior to 5:00 P.M., New York City time, on the day that is one business day before the Purchase Date by complying with the procedures set forth in the offer documents.
The complete terms and conditions of the offers are set forth in the offer documents, which are being sent to holders of notes. Holders of notes are urged to read the offer documents carefully. Questions regarding the offer documents may be directed to: Investor Relations at Denbury Resources Inc., 5100 Tennyson Pkwy., Suite 1200, Plano, Texas 75024, phone: (972) 673-2000. Requests for documents may be directed to MacKenzie Partners, Inc., the information agent for the offers, at (212) 929-5500 (collect), (800) 322-2885 (toll free) or tenderoffer@mackenziepartners.com.

The offers are being made solely by means of the offer documents. Under no circumstances will this press release constitute an offer to purchase or the solicitation of an offer to sell the notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No recommendation is made as to whether holders of the notes should tender their notes.
About Denbury Resources Inc.
Denbury Resources Inc. (http://www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies, Permian Basin, Mid-Continent and Gulf Coast. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling, and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery.
The Company is headquartered in Plano, Texas (a suburb of Dallas) and employs approximately 830 employees, the majority of whom are employed in field operations or field offices.
Cautionary Note on Forward-Looking Statements
Certain statements in this Denbury press release may constitute “forward-looking statements” within the meaning of Federal securities laws. The events and circumstances referred to in forward-looking statements are subject to numerous risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein, and these events and circumstances may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.
All written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such factors.
Except for its obligations to disclose material information under United States federal securities laws, the Company does not undertake any obligation to release publicly any revision to any forward-looking statement, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.
# # #
CONTACT:
MacKenzie Partners, Inc.
Jeanne Carr
(212) 929-5500 (Collect)
(800) 322-2885 (Toll Free)
tenderoffer@mackenziepartners.com